EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 2-56066, 2-85158, 33-15439, 33-35667, 333-03611, 333-18057, 333-75924, 333-75922 and 333-75920) of Bausch & Lomb Incorporated of our report dated June 28, 2004 relating to the financial statements of The Bausch & Lomb 401(K) Account Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Rochester, New York
June 28, 2004